EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-37108, 333-59134, 333-101291, 333-102306, 333-121342, 333-121343, 333-121344, 333-139380, 333-139382, 333-139383, 333-139384, 333-148024, 333-162926, 333-162927 and 333-170879 on Form S-8 and Registration Statement Nos. 333-170876, 333-170876-01, 333-170876-02, 333-170876-03, 333-170876-04 and 333-170876-05 on Form S-3 of MetLife, Inc., of our report dated June 26, 2013, relating to the financial statements and supplemental schedule of New England Life Insurance Company Agents’ Deferred Compensation Plan and Trust, appearing in this Annual Report on Form 11-K of New England Life Insurance Company Agents’ Deferred Compensation Plan and Trust for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Tampa, Florida

June 26, 2013